CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2018, relating to the financial statements and financial highlights of Rational Dividend Capture VA Fund, Rational Insider Buying VA Fund and Rational Dynamic Momentum VA Fund, each a series of Mutual Fund and Variable Insurance Trust, for the year or period ended December 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 13, 2018